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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF KING & SPALDING]





                                 April 23, 2001


United Parcel Service, Inc.
55 Glenlake Parkway
Atlanta, Georgia  30328

Fritz Companies, Inc.
706 Mission Street
San Francisco, California  94103

         RE: FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF VND MERGER SUB, INC. WITH AND INTO FRITZ COMPANIES, INC.

Ladies and Gentlemen:

                  We have acted as counsel to United Parcel Service, Inc. ("Parent") in connection with the proposed merger (the "Merger") of VND Merger Sub, Inc. ("Sub"), a wholly owned subsidiary of Parent, with and into Fritz Companies, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger, dated as of January 10, 2001, by and among Parent, Sub, and the Company (the "Agreement"). You have requested our opinion regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be filed as an exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). We hereby consent to such use of our opinion.


                  All capitalized terms used herein and not defined herein shall have the respective meanings specified in the Agreement.

                     INFORMATION AND ASSUMPTIONS RELIED UPON

                  In rendering the opinion expressed herein, we have examined such documents as we have deemed necessary or appropriate, including, among other documents, the Agreement and the Registration Statement. In our examination of the documents and in our reliance upon
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United Parcel Service, Inc.
Fritz Companies, Inc.
April 23, 2001
Page 2


them in issuing this opinion, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof; that such originals are authentic; that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in such documents are and will remain true, accurate, and complete in all material respects; that the Merger will be carried out in accordance with the terms of such documents; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of such documents have been or will be performed or satisfied in accordance with their terms in all material respects. We also have assumed that the Merger will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions and that the Merger qualifies as a statutory merger under applicable state law. Furthermore, we have not attempted to verify independently any representations and have assumed that all representations contained in the documents are, and at the Effective Time will be, true, accurate, and complete in all material respects. We further have assumed that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of this opinion.

                  We also have obtained such additional information and representations, upon which we also have relied in rendering this opinion, as we have deemed relevant and necessary through consultations with various representatives of Parent, Sub, and the Company. We have obtained written certificates from officers and executives of Parent, Sub, and the Company to verify certain relevant facts that have been represented to us or that we have been authorized to assume and upon which we have relied in rendering this opinion. This opinion assumes that the statements contained in such certificates are true, accurate, and complete on the date hereof and will be true, accurate, and complete at the time of the Merger.

                                     OPINION

                  Subject to the assumptions set forth above, it is our opinion that (a) the Merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code; (b) the exchange in the Merger of Parent Class B Common Stock for Company Common Stock will not give rise to gain or loss to the Company Stockholders with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares); and (c) the other U.S. federal income tax consequences of the Merger are accurately summarized in the Registration Statement under the heading, "Material United States Federal Income Tax Consequences of the Merger."

                  The opinion expressed herein is based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements, assumptions, and representations referred to herein that we have assumed with your
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United Parcel Service, Inc.
Fritz Companies, Inc.
April 23, 2001
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consent to be true, accurate, and complete on the date hereof and at the
Effective Time. Our opinion cannot be relied upon if any of the material facts contained in such documents or such additional information, statements, assumptions, or representations referred to herein is, or later becomes, inaccurate. We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that could have retroactive effect) in applicable law or any document, information, corporate record, covenant, statement, assumption, or representation stated herein that becomes untrue or incorrect. Our opinion represents our legal judgment and has no official status of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

                  Finally, our opinion is limited to the tax matters specifically addressed herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including, but not limited to, any other federal, state, local, foreign, transfer, sales, or use tax consequences.



                                         Very truly yours,

                                         /s/ King & Spalding